                                                                                                                  Exhibit 12





                                                THE ALLSTATE CORPORATION
                                     COMPUTATION OF EARNINGS TO FIXED CHARGES RATIO

($ in millions)                                                       For the Year ended December 31,
                                                      ----------------------------------------------------------------

                                                        1998          1997         1996          1995         1994
                                                      ----------   -----------   ----------   -----------   ----------
1.    Income from continuing operations
      before income taxes, equity in net income
      of
      unconsolidated subsidiary, and dividends on
      preferred securities of subsidiary trusts          $4,745        $4,434       $2,669        $2,421         $120

2.    Equity in income of 100% owned subsidiary               -             -            -            49          107

3.    Dividends from less than 50% owned affiliate            1             2            2             2            -
                                                      ----------   -----------   ----------   -----------   ----------

4. Income from continuing operations before
      income taxes                                       $4,746        $4,436       $2,671        $2,472         $227
                                                      ----------   -----------   ----------   -----------   ----------

      Fixed Charges:

5.    Interest on indebtedness                             $118          $100          $95           $81          $60

6.    Interest factor of annual rental expense               90            80           71            90           95
                                                      ----------   -----------   ----------   -----------   ----------

7.    Total fixed charges  (5+6)                           $208          $180         $166          $171         $155
                                                      ----------   -----------   ----------   -----------   ----------

8.    Dividends on redeemable preferred securities           59
                                                                           59            6             -            -

9.    Total fixed charges and dividends on
      redeemable preferred securities (7+8)                $267          $239         $172          $171         $155
                                                      ----------   -----------   ----------   -----------   ----------

10. Income from continuing operations before
      income taxes and fixed charges (4+7)               $4,954        $4,616       $2,837        $2,643         $382
                                                      ==========   ===========   ==========   ===========   ==========

11.   Ratio of earnings to fixed charges (A)               18.6 X        19.3 X       16.5 X        15.5 X        2.5 X
                                                      ==========   ===========   ==========   ===========   ==========

12.   Interest credited to contractholder funds          $1,247        $1,209       $1,196        $1,191       $1,079

13.   Total fixed charges including dividends
      on redeemable preferred securities and interest
      credited to contractholder funds (9+12)            $1,514        $1,448       $1,368        $1,362       $1,234
                                                      ----------   -----------   ----------   -----------   ----------

14.   Income from  continuing  operations
      before income taxes and fixed charges
      including interest credited to contractholder
      funds (4+7+12)                                     $6,201        $5,825       $4,033        $3,834       $1,461
                                                      ==========   ===========   ==========   ===========   ==========

15.   Ratio of  earnings  to  fixed  charges,
      including  interest  credited  to contractholder
      funds                                                 4.1 X         4.0 X        2.9 X         2.8 X        1.2 X
                                                      ==========   ===========   ==========   ===========   ==========

(A)  The Company has  authority  to issue up to  25,000,000  shares of preferred stock,  par value $1.00 per share;  however, there are currently no shares outstanding  and the  Company  does not  have a preferred  stock  dividend obligation. Therefore, the Ratio of Earnings to Fixed Charges and Preferred Stock  Dividends is equal to the Ratio of Earnings to Fixed  Charges and is not disclosed separately.



                                          E-7
